Exhibit 5

March 30, 2006

Great Plains Energy Incorporated
1201 Walnut
Kansas City, Missouri 64106

                    Re:           Great Plains Energy Incorporated, (the "Company")
                                    Registration Statement on Form S-3

Ladies and Gentlemen:

          I have acted as counsel to the Company in connection with the Registration Statement on Form S-3 (the "Registration Statement"), to be filed with the Securities Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance of up to 1,000,000 shares (the "Shares") of Company common stock in connection with the Company's Dividend Reinvestment and Direct Stock Purchase Plan (the "Plan").

          Serving as such legal counsel, I am familiar with the preparation and contents of the Registration Statement and have reviewed such other records and documents that I have deemed necessary or desirable in rendering the opinion set forth below. In rendering such opinion, I have assumed the legal capacity of all natural persons, the genuineness of all signatures and the authenticity of all documents I examined.

          Based upon the foregoing, I am of the opinion that the Shares, when issued in accordance with the provisions of the Plan set forth in the Prospectus included in the Registration Statement, will be validly issued, fully paid and non-assessable.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this opinion in the Prospectus contained in the Registration Statement.

Very truly yours,

/s/ Mark G. English

General Counsel and Assistant Secretary